Exhibit 21.1
PROSPER MARKETPLACE, INC. SUBSIDIARIES

Entity Name	State of Organization
Prosper Funding LLC	Delaware
Prosper Healthcare Lending LLC	Delaware
Prosper Warehouse I Trust	Delaware
BillGuard, Inc.	Delaware